SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date (Date of earliest event report): December 27, 2005

WEYERHAEUSER COMPANY

(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)
Federal Way, Washington 98063-9777

(Address of principal executive offices)
(zip code)
Registrant’s telephone number, including area code:
(253) 924-2345
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C., 20549
ITEM 7.01. REGULATION FD DISCLOSURE
On December 27, 2005, Weyerhaeuser Company issued a press release stating the following:
Weyerhaeuser Settles Containerboard Antitrust Cases;
Will Take 10 Cents per Share Charge in Fourth Quarter
FEDERAL WAY, Wash. – Weyerhaeuser Company (NYSE: WY) today announced it has reached agreements to settle all the remaining “opt out” cases in the linerboard antitrust litigation except for one plaintiff who had purchased small amounts of corrugated containers from Weyerhaeuser.
Weyerhaeuser said the settlements will result in an after-tax charge of $25 million, or 10 cents per share, in the fourth quarter.
“Although these lawsuits were without merit, we determined that settling them was in the best interests of our shareholders given the complexity, time and cost of litigation, and uncertainty of court proceedings,” said Claire S. Grace, secretary and acting general counsel.
In 2003, Weyerhaeuser settled the class action portion of two civil antitrust lawsuits filed in May 1999 against several major containerboard and packaging producers. The current settlements deal with cases brought by customers who elected to “opt out” of the class and pursued litigation on their own. The complaints alleged that Weyerhaeuser and other companies conspired to fix or manipulate the price of linerboard and thereby the prices of corrugated sheets and corrugated containers which are made from linerboard.
Weyerhaeuser Company (NYSE: WY), one of the world’s largest integrated forest products companies, was incorporated in 1900. In 2004, sales were $22.7 billion. It has offices or operations in 19 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY
By	/s/ Steven J. Hillyard
Its:	Vice President and
Chief Accounting Officer

Date: December 27, 2005